                                         BLACKROCK MUNIYIELD QUALITY FUND, INC.

      FILE #811-6660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
07/27/2006	City of Detroit, Michigan 5. 7/1/36	250,000,000	2,350,000	Loop Capital, JP Morgan Securities Inc., Merrill Lynch & Co., Bear Stearns & Co., MR Beal & Company, Melvin Securities, Morgan Stanley, NatCity Investments Inc.
07/20/2006	Washington St 5.1 12/01/2031	55,000,000	2,100,000	UBS Securities LLC, Merrill Lynch & Co., Piper Jaffray